Exhibit 99
COCA-COLA ENTERPRISES INC.	PRESS RELEASE

CONTACT:	Scott Anthony -- Investor Relations (770) 989-3105
Laura Asman -- Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. ANNOUNCES

VOLUME AND OPERATING PERFORMANCE EXPECTATIONS

FOR 2002 AND AFFIRMS 2001 GUIDANCE

ATLANTA, December 4, 2001 -- Coca-Cola Enterprises today announced full-year 2002 operating performance expectations and affirmed previous volume and financial guidance for fourth-quarter 2001.

For 2002, the Company expects North American physical case bottle and can volume to grow 3 percent or better, and volume in its European territories to improve by 5 percent to 6 percent. 2002 currency-neutral cash operating profit growth is anticipated to be in a range of 6 percent to 8 percent, reaching $2.33 billion to $2.38 billion. Net income per diluted common share is expected to total 80 to 85 cents.

"We have established balanced, achievable targets for volume and profit growth in 2002 that are based on realistic pricing plans, strong local marketing plans, and excellent brand and package initiatives," said John R. Alm, president and chief operating officer. "In addition, we will continue to aggressively work to control our operating costs, adding additional strength to our 2002 performance."

The Company also said it expects 2001 earnings per share will reach the upper end of its previously announced range of 1 cent to 5 cents, excluding all non-recurring items. Adjusting our 2001 projection for the change in accounting of intangible amortization, which will be implemented in 2002, would result in adjusted earnings per share of approximately 62 cents. 2001 cash operating profit is expected to approximate the mid-point of the previously announced range of $2.05 billion to $2.1 billion, excluding the Herb acquisition and non-recurring items.

"We are committed to delivering consistent growth in operating and financial results, and building long-term value for our shareowners," said Lowry F. Kline, vice chairman and chief executive officer. "We believe we are moving forward to deliver on these goals, and our targets for 2002 reflect this confidence. We also are encouraged by our negotiations with The Coca-Cola Company on a new multi-year agreement that creates attractive, performance-based funding initiatives. The agreement also provides for the joint efforts of our two companies, working in close partnership, to identify and complete strategic initiatives designed to improve the efficiency of our system."

"Our Company, both in North America and Europe, remains strong with significant growth opportunities", Mr. Kline continued. "Our traditional strengths of local marketplace execution and brand building initiatives, coupled with our financial and strategic partnership with The Coca-Cola Company, leave us well-positioned for 2002 and beyond."

Lowry Kline, John Alm, and other members of the Company's senior management team will meet with financial analysts on Tuesday, December 4th. The meeting will be webcast beginning at 12:15 p.m. EST on the Company's web site, www.cokecce.com. Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

Forward-Looking Statements

Included in this news release are several forward-looking management comments and other statements that reflect management's current outlook for future periods. As always, these expectations are based on the currently available competitive, financial, and economic data along with the Company' operating plans and are subject to future events and uncertainties. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on page 48 of the Company's 2000 Annual Report, and on page 24 of the Company's Third-Quarter 2001 Form 10-Q.

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